EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated August 12, 2004, (“Effective Date”) between Petals Decorative Accents LLC (including, as the context may require, its subsidiaries, the “Company”), a Delaware limited liability company located at 90 Grove Street, Suite 206, Ridgefield CT 06877, and Christopher Topping, (“Topping”), currently residing at 56 Doyer Avenue, Apartment 3D, White Plains, NY 10605.

WHEREAS, the Company wishes to employ Topping to render services for the Company as its Chief Executive Officer on the terms and conditions set forth in this Agreement, and Topping wishes to be retained and employed by the Company on such terms and conditions; and

NOW, THEREFORE, in consideration of the promises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Engagement - The Company hereby employs Topping, and Topping accepts such engagement and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2. Term - Unless terminated at an earlier date in accordance with Section 8 of this Agreement or otherwise extended by agreement of the parties, the term of Topping’s engagement hereunder shall be for a period of two (2) years, commencing on or about August 30, 2004. The period of engagement may be extended by written agreement between the parties for two successive one year terms, provided that certain provisions including without limitation those relating to compensation may change upon commencement of any extension hereto.

3. Position and Duties

(a) Service With Company - During the term of Topping’s engagement by the Company, Topping agrees to perform such reasonable services as the Board of Directors of the Company (the “Board”) shall assign to Topping from time to time. Topping’s title as of the Effective Date shall be Chief Executive Officer.

(b) Performance of Duties; Duty of Loyalty and Non-Compete - Topping agrees to serve the Company faithfully and to the best of Topping’s ability and to devote all of his professional time, attention and efforts to the business and affairs of the Company during Topping’s engagement by the Company. Topping hereby confirms that Topping is under no contractual commitments inconsistent with Topping’s obligations set forth in this Agreement and that during the term of this Agreement Topping will not render or perform services for, or receive any compensation from, any other corporation, firm, entity or person, which are inconsistent with the provisions of this Agreement. During the term of Topping’s employment with the Company and for a period of twelve (12) months thereafter, without prior written consent of the Company Topping will not consult with, work as an employee or other service provider (whether as an individual or as a partner, shareholder, director, officer, agent, consultant, or in any other relationship or capacity) directly or indirectly for any third party person or entity (“Third Party”) which Third Party is in the primary business of assembly, sale or marketing of artificial flowers (including without limitation silk flowers), artificial flower arrangements (including without limitation silk flower arrangements) or permanent botanicals in the catalog industry, in retail stores, or through the Internet. Primary business means 50% or more of gross revenues are derived from the business activities described in the sub-paragraph above. Such restriction shall be operative in any state of the United States or in any country outside of the United States in which the Company shall then be doing business, directly or indirectly.

ToppingEmployment Agreement August 2004

4. Compensation

(a) Base Salary - As compensation for services to be rendered by Topping under this Agreement, the Company shall pay to Topping a “Base Salary.” The Base Salary from the Effective Date through December 31, 2004 shall be calculated at the annual rate of two hundred and twenty five thousand dollars ($225,000), paid in equal semi-monthly installments in arrears or otherwise in accordance with the standard procedures and policies of the Company. From January 1, 2005 and thereafter, the Base Salary shall increase to two hundred forty thousand dollars ($240,000) annually.

(b) Incentive Compensation - The Company shall establish a cash bonus pool (“Earnings Bonus”) for Topping equal to four percent (4%) of the Company’s earnings before income tax, depreciation and amortization (“EBITDA”) calculated in accordance with generally accepted accounting principles (“GAAP”). Earnings Bonus payments shall be made annually at the end of January following audit of the Company’s books after closure of the applicable calendar year (fiscal year end). Such payments shall not exceed one hundred percent (100%) of Topping’s Base Salary. The Earnings Bonus for calendar year 2005 shall not exceed sixty thousand dollars ($60,000). In addition to the Base Salary and above Earnings Bonus incentive, Topping shall be eligible to participate in any bonus or incentive compensation plans that may be established by the Board from time to time applicable to Topping’s services. The Earnings Bonus shall not be established before January 1, 2005. For the period from The Effective Date through December 31, 2004, Topping shall receive a bonus in the amount of fifteen thousand dollars ($15,000) payable on January 31, 2005.

(c) Expenses - The Company will pay or reimburse Topping for all reasonable and necessary out-of-pocket expenses incurred by Topping in the performance of Topping’s duties under this Agreement, subject to the Company’s normal policies for expense verification and travel guidelines.

(d) Health, Retirement Benefit Plans and Vacation - Topping shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other officers or employees of the Company. Additionally during the term of this Agreement Topping and Topping’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under Welfare Benefit Plans. “Welfare Benefit Plans” are medical, dental, disability of other health maintenance or similar plans made generally available to officers or employees of the Company. Should Topping choose a health insurance program different than that provided by the Company, the Company shall reimburse Topping the dollar amount that the Company otherwise would contribute to health insurance for Topping and dependants under the Company plan. In addition, Topping shall be entitled to up to 4 weeks paid vacation time during each calendar year (non-accruing), as well as time off for normal federal holidays applicable to other officers or employees of the Company throughout the term of this Agreement.

ToppingEmployment Agreement August 2004

5. Confidential Information - Except as permitted or directed by the Company’s Board of Directors, during the term of Topping’s engagement or at any time thereafter, Topping shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that Topping has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of Topping’s engagement by the Company (including engagement by the Company or any affiliated companies prior to the date of this Agreement) whether developed by Topping himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Topping acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of Topping’s engagement, Topping will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that is now published and publicly available or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Topping.

6. Ventures - If, during the term of Topping’s engagement Topping is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company, unless prior written consent from the Company is obtained. Except as approved by the Company’s Board of Directors, Topping shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the compensation to be paid to Topping as provided in this Agreement. Topping shall not enter into any arrangement through which Topping acquires or may acquire any interest, direct or indirect, in any vendor or customer of the Company.

7. Patent and Related Matters; Disclosure and Assignment - Topping will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Topping, either solely or in collaboration with others, during the term of this Agreement, whether or not during regular working hours, relating either directly or significantly and indirectly to the business, products, practices or techniques of the Company (“Developments”). Topping, to the extent that Topping has the legal right to do so, hereby acknowledges that any and all of the Developments are the property of the Company and agrees to assign and hereby assigns to the Company any and all of Topping’s right, title and interest in and to any and all of the Developments (“Assignment”). During the period commencing upon the day after Topping’s last day performing services for the Company and ending one year after termination of Topping’s engagement with the Company, at the reasonable request of the Company, Topping will confer with the Company and its representatives for the purpose of disclosing all Developments to the Company, provided that such conference is at the Company’s expense and Topping is compensated at no greater than a rate of $250 per hour for Topping’s time plus reasonable and necessary expenses.

ToppingEmployment Agreement August 2004

(a) Limitation on Section 7(a) - The provisions of Section 7 shall not apply to any Development meeting the following conditions: (i) such Development was developed entirely on Topping’s own time without the use of any Company equipment, supplies, facility or trade secret information; and (ii) such Development does not relate directly or significantly to the business of the Company to the Company’s actual or demonstrably anticipated research or development; or result from any work performed by Topping for the Company.

(b) Copyrightable Material - All right, title and interest in all copyrightable material that Topping shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Topping, Topping shall execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries, except that Topping shall be compensated at no greater than a rate of $250 per hour plus reasonable and necessary expenses for Topping’s time for compliance with this provision following termination or expiration of this Agreement. Where applicable, works of authorship created by Topping for the Company in performing Topping’s responsibilities under this Agreement shall be considered “works made for hire,” as defined in the U.S. Copyright Act. To the extent not considered as work made for hire, such works will be considered assigned to the Company under the Assignment provision of this Section 7.

(c) Know-How and Trade Secrets - All know-how and trade secret information conceived or originated by Topping that arises out of the performance of Topping’s obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

8. Termination of Engagement;  Grounds for Termination - (a) Topping’s engagement shall terminate prior to the expiration of the initial term set forth in Section 2 or any extension thereof in the event that at any time: (i) Topping dies or is permanently disabled (substantially unable to perform his duties due to physical or mental incapacity for a period of ninety (90) consecutive days or one-hundred and twenty (120) out of one hundred and fifty (150) consecutive days), (ii) The Board elects to terminate this Agreement for “cause” and notifies Topping in writing of such election, (iii) The Board elects to terminate this Agreement without “cause” and notifies Topping in writing of such election, (iv) Topping elects to terminate this Agreement and notifies the Company in writing of such election, or (v) Topping elects to terminate this Agreement for “good reason” (as defined below) and notifies the Company in writing of such election or (vi) the Company undergoes a change of control by which the majority of the beneficial and voting ownership interest in the Company changes hands.

ToppingEmployment Agreement August 2004

If this Agreement is terminated pursuant to clause (i), (ii) or (iv) of this Section 8(a), such termination shall be effective immediately. If this Agreement is terminated pursuant to clause (iii), (v) or (vi) of this Section 8(a), such termination shall be effective 15 days after delivery of the notice of termination.

(b) “Cause” Defined - “Cause” means: (i) Topping has breached the provisions of Section 5, 6 or 7 of this Agreement in any material respect, (ii) Topping has engaged in willful and material misconduct, including willful and material failure to perform Topping’s duties as an officer of the Company and has failed to cure such default within 10 days after receipt of written notice of default from the Company, (iii) Topping has committed fraud, misappropriation or embezzlement in connection with the Company’s business, or (iv) Topping has been convicted or has pleaded nolo contendere to criminal misconduct (except for parking violations, occasional minor traffic violations and other similar minor violations).

(c) Effect of Termination - Notwithstanding any termination of this Agreement, Topping, in consideration of Topping’s engagement hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Topping’s engagement.

(d) Surrender of Records and Property - Upon termination of Topping’s engagement with the Company, Topping shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in Topping’s possession or under Topping’s control.

(e) Payment Continuation - If Topping’s engagement by the Company is terminated by the Company pursuant to clause (iii) of Section 8(a) or by Topping for Good Reason pursuant to clause (v) of Section 8(a), or by a change in control pursuant to clause (vi) of Section 8(a), the Company shall continue to pay to Topping Topping’s Base Salary (less any payments received by Topping from any disability income insurance policy provided to Topping) plus the pro-rata portion of the Earnings Bonus calculated through the date of termination through the earlier of (a) the date that Topping has obtained other professional engagement with at total compensation package (i.e. Salary plus benefits) equivalent to at least 80% of his total compensation under the terms of this agreement as of the date of termination., or (b) twelve (12) months from the date of termination of engagement. Any payment made pursuant to this section shall be payable over the 12 month period following termination pursuant to the normal semi-monthly pay cycle and not as a lump sum. If this Agreement is terminated pursuant to clauses (i), (ii) or (iv) of Section 8(a), Topping’s right to Base salary and benefits shall immediately terminate, except as may otherwise be required by applicable law.

ToppingEmployment Agreement August 2004

(f) “Good Reason” defined - Good Reason shall mean: (i) the assignment of Topping to any duties inconsistent in any respect with Topping's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Topping; (ii) any termination or reduction of a material benefit under any benefits plan in which Topping participates unless (1) there is substituted a comparable benefit that is economically substantially equivalent to the terminated or reduced benefit prior to such termination or reduction or (2) benefits under such plan are terminated or reduced with respect to all employees previously granted benefits thereunder.

9. Indemnification - In the event that Topping is made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, by reason of the fact that Topping, at the request of the Company, is or was a director, officer, or member of a committee of the Board or serves or served any other corporation, partnership, joint venture, trust, benefit plan or other enterprise in any capacity, or resulting from any of Topping’s actions in any of the foregoing roles, Topping shall be indemnified and held harmless by the Company and the Company shall advance Topping’s related expenses to the fullest extent permitted by law (including without limitation, damages, costs and reasonable attorney fees), as may otherwise be provided in the Company’s Certificate of Incorporation and ByLaws or its Operating Agreement. The Company further covenants not to amend or repeal any provisions of such documents which would adversely affect the indemnification or exculpatory provisions contained therein as they pertain to Topping. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by Topping and his heirs and representatives. If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets, then and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations set forth in this Section 9.

10. Miscellaneous

(a) Counterparts - This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(b) Severability - Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered.

ToppingEmployment Agreement August 2004

(c) Successors and Assigns - This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (d), successors and assigns.

(d) Assignability - Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement or as specifically provided herein, except that the Company may, without the consent of Topping, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. Provided such assignee explicitly assumes such responsibilities, after any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 10.

(e) Modification, Amendment, Waiver or Termination - No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company or Topping in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Topping shall constitute a waiver of any other right or breach by Topping.

(f) Notices - All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, certified mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

ToppingEmployment Agreement August 2004

If to the Company:

Stephen Hicks or Henry Sargent
Executive Pavilion
90 Grove Street
Ridgefield, CT 06877

If to Topping:

Christopher Topping
56 Doyer Avenue, Apt 3D
White Plains, NY 10605

Any party may change the address set forth above by notice to the other party given as provided herein.

(g) Headings - The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(h) Governing Law - ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CONNECTICUT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF, EXCEPT AS TO CORPORATE MATTERS WHICH SHALL BE GOVERNED BY THE CORPORATION LAWS OF THE STATE OF DELAWARE. CHOICE OF LAW PROVISIONS WHICH WOULD OTHERWISE RESULT IN THE APPLICATION OF LAWS OF SATES OTHER THAN THOSE CONTEMPLATED BY THIS PROVISION SHALL NOT APPLY.

(i) Venue; Fees and Expenses - ANY ACTION AT LAW, SUIT IN EQUITY OR JUDICIAL PROCEEDING ARISING DIRECTLY, INDIRECTLY, OR OTHERWISE IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT, OR ANY PROVISION HEREOF, SHALL BE LITIGATED ONLY IN THE STATE COURTS LOCATED IN THE STATE OF CONNECTICUT, COUNTY OF FAIRFIELD OR THE FEDERAL COURTS IN THE DISTRICT WHICH COVERS SUCH COUNTY. TOPPING AND THE COMPANY CONSENT TO THE JURISDICTION OF SUCH COURTS. THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER ITS REASONABLE ATTORNEYS’ FEES AND COSTS IN ANY SUCH ACTION.

(j) Waiver of Right to Jury Trial - EACH PARTY HERETO HEREBY WAIVES, EXCEPT TO THE EXTENT OTHERWISE REQUIRED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

ToppingEmployment Agreement August 2004

(k) Third-Party Benefit - Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

(l) Withholding Taxes - The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

ToppingEmployment Agreement August 2004

THE PARTIES ACKNOWLEDGE THAT EACH HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS. FURTHER, THE PARTIES AGREE THAT THIS AGREEMENT AND ANY EXHIBITS HERETO ARE THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES, WHICH SUPERSEDES ALL PROPOSALS OR ALL PRIOR AGREEMENTS, ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF.

ACCEPTED AND AGREED:

Petals Decorative Accents LLC	Christopher Topping
By: Stephen Hicks Managing Member
/s/ Henry Sargent, Secretary	/s/ Christopher Topping

Date: August 12, 2004	Date: August 14, 2004